Exhibit 99
PFIZER REPORTS SECOND-QUARTER 2022 RESULTS
▪Second-Quarter 2022 Revenues of $27.7 Billion, Reflecting 53% Operational Growth, Driven Primarily by Strong Contributions from Paxlovid and Comirnaty(1)
▪Second-Quarter 2022 Reported Diluted EPS(2) of $1.73, Reflecting 77% Growth Over Second-Quarter 2021
▪Second-Quarter 2022 Adjusted Diluted EPS(3) of $2.04, Reflecting 92% Growth Over Second-Quarter 2021; Excluding Foreign Exchange Impacts, Adjusted Diluted EPS(3) Grew 100%
▪Raises Full-Year 2022 Financial Guidance(4) for Revenues and Adjusted Diluted EPS(3) by $2 Billion and $0.24, Respectively, on an Operational Basis (Which Excludes the Impact of Foreign Exchange)
–Including Foreign Exchange Impacts, Pfizer Reaffirms Revenue Guidance of $98.0 to $102.0 Billion and Raises Lower End of Adjusted Diluted EPS(3) Guidance by $0.05 to a Range of $6.30 to $6.45
–Reaffirms 2022 Revenue Guidance for Comirnaty(1) and Paxlovid of ~$32 Billion and ~$22 Billion, Respectively, Despite Unfavorable Impacts from Foreign Exchange
▪Pipeline Programs That Have Achieved Milestones Since Previous Earnings Release Include Bivalent mRNA COVID-19 Vaccine, Enhanced mRNA COVID-19 Vaccine, Paxlovid, modRNA Influenza Vaccine, Once-Daily Oral GLP-1 Receptor Agonist and Anti-Interferon-β
NEW YORK, NY, Thursday, July 28, 2022 – Pfizer Inc. (NYSE: PFE) reported strong financial results for second-quarter 2022 and updated certain components of 2022 financial guidance(4). Pfizer reaffirmed its previous 2022 revenue guidance, despite unfavorable impacts from foreign exchange, while reaffirming its revenue guidance for Comirnaty(1), the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, and for Paxlovid, its oral COVID-19 treatment.
The second-quarter 2022 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “In multiple meaningful ways, we made significant progress this quarter on our strategies to bring value to our patients and shareholders, while also making commitments to prioritize the broader needs of the world, including those of the environment and our most vulnerable populations. For example, we set an ambitious goal for ourselves to achieve the Net-Zero Standard for greenhouse gas emissions by 2040, ten years ahead of the timeline described in the standard. We also launched an initiative to help bring all of our current and future patented medicines and vaccines to the 1.2 billion people living in 45 lower-income countries around the world at not-for-profit prices, a first in the industry.”
Dr. Bourla continued: “Even while launching these initiatives to support a healthier, more equitable world, we remain equally committed to strong financial execution on behalf of our shareholders. In the second quarter, we recorded the largest amount of quarterly sales in our history. We also presented potentially best-in-class data for etrasimod and announced the proposed strategic acquisition of Biohaven, both of which are closely tied to our purpose: Breakthroughs that change patients’ lives.”
David Denton, Chief Financial Officer and Executive Vice President, stated: “I am very pleased with the performance of our business this quarter, with strong operational revenue and earnings growth driven by multiple therapeutic areas across the company, and our COVID-19 franchises continuing to serve patients in need while also propelling us to an all-time high in quarterly sales. We continue to prioritize high-value uses for our capital, with an emphasis on reinvesting in our business by funding both internally and externally developed science and innovation while also continuing to grow our dividend and buy back shares, when appropriate, to help offset dilution. I am confident that Pfizer is well-positioned to continue to deliver exceptional value for our patients and shareholders going forward.”
Results for the second quarter and the first six months of 2022 and 2021(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2022	2021	Change	2022	2021	Change
Revenues	$ 27,742	$ 18,899	47%	$ 53,402	$ 33,415	60%
Reported Net Income(2)	9,906	5,563	78%	17,769	10,440	70%
Reported Diluted EPS(2)	1.73	0.98	77%	3.10	1.84	68%
Adjusted Income(3)	11,656	6,023	94%	20,993	11,375	85%
Adjusted Diluted EPS(3)	2.04	1.06	92%	3.66	2.01	82%

REVENUES

($ in millions)	Second-Quarter				Six Months
	2022	2021	% Change		2022	2021	% Change
			Total	Oper.			Total	Oper.
Pfizer Biopharmaceuticals Group (Biopharma)	$ 27,425	$ 18,463	49%	55%	$ 52,748	$ 32,588	62%	68%
Vaccines	10,459	9,234	13%	20%	25,399	14,127	80%	87%
Hospital	9,714	1,745	*	*	12,905	3,630	*	*
Oncology	3,088	3,145	(2%)	1%	6,055	6,007	1%	3%
Internal Medicine	2,405	2,403	—	5%	4,846	4,997	(3%)	1%
Rare Disease	909	895	2%	7%	1,872	1,720	9%	15%
Inflammation & Immunology	850	1,041	(18%)	(14%)	1,671	2,107	(21%)	(17%)
Pfizer CentreOne	$ 317	$ 437	(27%)	(25%)	655	827	(21%)	(18%)
TOTAL REVENUES	$ 27,742	$ 18,899	47%	53%	$ 53,402	$ 33,415	60%	66%

* Indicates calculation not meaningful.

Beginning in the first quarter of 2022, Adjusted(3) financial measures include expenses for all acquired in-process research and development (IPR&D) costs incurred in connection with upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities, as well as asset acquisitions of acquired IPR&D and are reported as a separate income statement line item. Previously, these costs were recorded within the R&D expenses line item and certain of these costs were excluded from Adjusted(3) results. The change to include all acquired IPR&D expenses within Adjusted(3) results had no impact on Adjusted(3) diluted EPS in second-quarter 2022 and negatively impacted Adjusted(3) diluted EPS by $0.03 in second-quarter 2021.
Also in the first quarter of 2022, Pfizer implemented a change in policy to exclude all amortization of intangibles from Adjusted(3) income, which favorably impacted Adjusted(3) diluted EPS by $0.02 in second-quarter 2022 and by $0.03 in second-quarter 2021.
Prior period amounts have been revised to conform to the current period presentation for both amortization of intangibles and acquired IPR&D.
Business development activities(6) completed in 2021 and 2022(5) impacted financial results in the periods presented. Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(7).
2022 FINANCIAL GUIDANCE(4)
Pfizer raised its 2022 financial guidance, on an operational basis(7), for revenues and Adjusted diluted EPS(3) by approximately $2 billion and $0.24, respectively. After including the expected incremental unfavorable impacts of changes in foreign exchange rates since last quarter’s earnings report, the guidance range for revenues remains unchanged and the bottom end of the guidance range for Adjusted diluted EPS(3) was increased by $0.05.

	Previous Guidance (as of May 3, 2022)	Operational Changes	Impact of Changes in Foreign Exchange Rates	Current Guidance (as of July 28, 2022)
Revenues Operational Growth(7) vs. Prior Year Growth vs. Prior Year	$98.0 to $102.0 billion 25% to 30% 21% to 25%	~$2 billion	(~$2 billion)	$98.0 to $102.0 billion 27% to 32% 21% to 25%

Adjusted Diluted EPS(3) Operational Growth(7) vs. Prior Year Growth vs. Prior Year	$6.25 to $6.45 59% to 64% 54% to 59%	$0.24	($0.19)	$6.30 to $6.45 63% to 67% 55% to 59%

The midpoint of the guidance range for revenues reflects a 29% operational increase compared to 2021 revenues of $81.3 billion. This guidance includes the following assumptions related to Pfizer’s COVID-19-related products:

▪Comirnaty(1) revenues of approximately $32 billion, which reflects favorable operational updates compared to prior guidance, offset by unfavorable incremental impacts from foreign exchange. This guidance includes doses expected to be delivered in fiscal 2022(5), primarily under contracts signed as of mid-July 2022.
▪Paxlovid revenues of approximately $22 billion, which reflects favorable operational updates compared to prior guidance, offset by unfavorable incremental impacts from foreign exchange. This guidance includes treatment courses expected to be delivered in fiscal 2022(5), primarily relating to supply contracts signed or committed as of mid-July 2022.
The midpoint of the guidance range for Adjusted diluted EPS(3) reflects a 65% operational increase over the 2021 Adjusted diluted EPS(3) of $4.06, which has been revised from its original presentation to exclude all amortization of intangibles and to include the impact of all acquired IPR&D expenses.
Financial guidance for Adjusted diluted EPS(3) is calculated using approximately 5.75 billion weighted average shares outstanding, and assumes no additional share repurchases in 2022. The expected increase in weighted average shares outstanding compared to 2021 of approximately 50 million shares has an unfavorable impact on 2022 Adjusted diluted EPS(3) of $0.03 at the midpoint of the guidance range.
Other components of Pfizer’s 2022 financial guidance, all of which are presented with the expected impacts from changes in foreign exchange rates included, are presented below.

Adjusted(3) Cost of Sales as a Percentage of Revenues	32.0% to 34.0%
Adjusted(3) SI&A Expenses	$12.2 to $13.2 billion
(previously $12.5 to $13.5 billion)
Adjusted(3) R&D Expenses	$11.5 to $12.0 billion
(previously $11.0 to $12.0 billion)
Acquired IPR&D Expenses(4)	Approximately $0.9 billion
Adjusted(3) Other (Income)/Deductions	Approximately $1.9 billion of income
Effective Tax Rate on Adjusted(3) Income	Approximately 15.5%
(previously approximately 16.0%)

Guidance for Adjusted(3) SI&A expenses was decreased by $300 million compared to the previous guidance range, primarily reflecting lower expected selling expenses for certain products and geographies, as well as a decline in deferred compensation savings plan expenses, which are tied to market performance.
The midpoint of the guidance range for Adjusted(3) R&D expenses was increased by $250 million compared to the previous guidance, primarily as a result of planned incremental investments in mRNA vaccine programs outside of COVID-19 as well as various other projects.
Guidance for the effective tax rate on Adjusted(3) income was lowered by 0.5 percentage points compared to the previous guidance, reflecting favorability in the jurisdictional mix of earnings, settlements of global tax examinations and the expiration of local statutes of limitations, among other drivers.
CAPITAL ALLOCATION
During the first six months of 2022, Pfizer deployed its capital in a variety of ways, which primarily include the following two broad categories:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
▪$5.1 billion invested in internal research and development projects, and
▪More than $7 billion invested in completed business development transactions, including approximately $6.3 billion for the acquisition of Arena Pharmaceuticals, Inc.
▪Returning capital directly to shareholders through a combination of:
▪$4.5 billion of cash dividends, or $0.80 per share of common stock, and
▪$2.0 billion, which was used to repurchase 39.1 million shares on the open market in March 2022, at an average cost of $51.10 per share.
In addition to the capital investments listed above, in the first six months of 2022, Pfizer announced the acquisitions of ReViral Ltd. (ReViral), which closed in the international third quarter of 2022, and Biohaven Pharmaceutical Holding Company Ltd. (Biohaven), which, upon completion, will require upfront capital investments totaling approximately $13.3 billion.
As of July 28, 2022, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any additional share repurchases in 2022.
Second-quarter 2022 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS was 5,712 million shares, an increase of 35 million shares, primarily due to shares issued for employee compensation programs, partially offset by the impact of shares repurchased in first-quarter 2022, which resulted in a $0.01 reduction to Reported(2) and Adjusted(3) diluted EPS compared to the prior-year quarter.
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2022 vs. Second-Quarter 2021)
Second-quarter 2022 revenues totaled $27.7 billion, an increase of $8.8 billion, or 47%, compared to the prior-year quarter, reflecting operational growth of $10.1 billion, or 53%, as well as an unfavorable impact of foreign exchange of $1.3 billion, or 7%. Excluding growth from Paxlovid and Comirnaty(1), company revenues grew $128 million, or 1%, operationally.

Second-quarter 2022 operational growth was primarily driven by:
▪Paxlovid, which contributed $8.1 billion in global sales, driven by the U.S. launch under emergency use authorization in December 2021 and international launches in late 2021 and early 2022 following regulatory approvals or emergency use authorizations;
▪Comirnaty(1) globally, up 20% operationally, driven by strong operational growth in international markets, led by increased sales of doses to serve emerging markets and increased deliveries to certain international developed markets, partially offset by a slower pace of deliveries to the U.S. and Canada;
▪Eliquis globally, up 23% operationally, driven primarily by continued oral anti-coagulant adoption and market share gains in non-valvular atrial fibrillation, particularly in the U.S. and certain markets in Europe, as well as favorable changes in channel mix in the U.S.;
▪Prevnar family (Prevnar 13 & 20) in the U.S., up 41%, driven by strong stocking and patient demand following the launch of Prevnar 20 for the adult population, partially offset by unfavorable timing of government and private purchasing of Prevnar 13 for the pediatric indication; and
▪Vyndaqel/Vyndamax globally, up 16% operationally, driven by continued strong uptake of the transthyretin amyloid cardiomyopathy indication, primarily in the U.S. and developed Europe, partially offset by a planned price decrease which recently went into effect in Japan, partially offset primarily by lower revenues for:
▪Chantix globally, down 99% operationally, which continues to be negatively impacted by a global pause in shipments of Chantix due to the presence of N-nitroso-varenicline above an acceptable level of intake set by various global regulators, the ultimate timing for resolution of which may vary by country;
▪Xeljanz in the U.S., down 35%, driven primarily by declines in net price due to unfavorable changes in channel mix, decreased prescription volumes resulting from ongoing shifts in prescribing patterns related to Janus kinase (JAK) class label changes, and unfavorable wholesaler inventory buying patterns; and
▪Sutent globally, down 47% operationally, primarily reflecting lower volume demand in the U.S. and Europe following its loss of exclusivity in August 2021 and January 2022, respectively.

GAAP Reported(2) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(2)

($ in millions)	Second-Quarter				Six Months
	2022	2021	% Change		2022	2021	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 8,648	$ 6,996	24%	34%	$ 18,632	$ 11,153	67%	78%
Percent of Revenues	31.2%	37.0%	N/A	N/A	34.9%	33.4%	N/A	N/A
SI&A Expenses(2)	3,048	2,923	4%	7%	5,642	5,700	(1%)	1%
R&D Expenses(2)	2,815	2,239	26%	27%	5,116	4,233	21%	22%
Acquired IPR&D Expenses(2)	1	219	(100%)	(100%)	356	238	50%	50%

Other (Income)/Deductions––net(2)	$772	($1,343)	*	*	$1,122	($2,347)	*	*
Effective Tax Rate on Reported Income(2)	13.7%	16.2%			13.4%	15.3%

* Indicates calculation not meaningful.
Second-quarter 2022 Cost of Sales(2) as a percentage of revenues decreased 5.8 percentage points compared with the prior-year quarter. The drivers for the decrease include, among other things:
▪favorable changes in sales mix, including significant sales of Paxlovid as well as higher alliance revenues, which have no associated cost of sales; and
▪favorable impacts resulting from changes in foreign exchange rates, partially offset by:
▪higher sales of Comirnaty(1), which includes a charge for the 50% gross profit split with BioNTech and applicable royalty expenses; and
▪a $450 million write-off of inventory related to COVID-19 products that have exceeded or are expected to exceed their approved shelf-lives prior to being used.
SI&A Expenses(2) increased 7% operationally in second-quarter 2022 compared with the prior-year quarter, primarily reflecting higher investments for Paxlovid and Comirnaty and a higher provision for healthcare reform fees based on sales of Paxlovid and Comirnaty, partially offset by a decrease in deferred compensation savings plan expenses.
Second-quarter 2022 R&D Expenses(2) increased 27% operationally compared with the prior-year quarter, primarily driven by increased investments across multiple late-stage clinical programs, including development costs and at-risk manufacturing for programs to prevent and treat COVID-19, as well as costs to develop recently acquired assets.

Acquired IPR&D Expenses(2) decreased 100% operationally in second-quarter 2022 compared with the prior-year quarter, primarily reflecting the acquisition of Amplyx Pharmaceuticals, Inc. in second-quarter 2021, and no transactions giving rise to acquired IPR&D expenses in second-quarter 2022.
Pfizer recorded $772 million of other deductions––net(2) in second-quarter 2022 compared with $1.3 billion of other income––net(2) in second-quarter 2021. The period-over-period change was primarily driven by:
▪net losses on equity securities in second-quarter 2022 versus net gains on equity securities recognized in the prior-year quarter; and
▪net periodic benefit costs associated with pension and postretirement plans incurred in second-quarter 2022 versus net periodic benefit credits recognized in second-quarter 2021.
Pfizer’s effective tax rate on Reported income(2) for second-quarter 2022 decreased compared to the prior-year quarter primarily due to a favorable change in the jurisdictional mix of earnings.
Adjusted(3) Income Statement Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2022	2021	% Change		2022	2021	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 8,625	$ 6,949	24%	35%	$ 18,582	$ 11,076	68%	79%
Percent of Revenues	31.1%	36.8%	N/A	N/A	34.8%	33.1%	N/A	N/A
Adjusted(3) SI&A Expenses	2,900	2,778	4%	7%	5,396	5,421	—	2%
Adjusted(3) R&D Expenses	2,811	2,237	26%	27%	5,106	4,229	21%	22%

Adjusted(3) Other (Income)/Deductions––net	($377)	($576)	(34%)	(16%)	($783)	($1,177)	(33%)	(22%)
Effective Tax Rate on Adjusted Income(3)	15.4%	17.1%			15.1%	16.3%

* Indicates calculation not meaningful.
Reconciliations of certain Reported(2) to Adjusted(3) financial measures and associated footnotes can be found in the financial tables section of this press release.

RECENT NOTABLE DEVELOPMENTS (Since May 3, 2022)
Product Developments
▪Comirnaty (COVID-19 vaccine, mRNA)(8)
▪Clinical and Research Developments
▪In May 2022, Pfizer and BioNTech announced topline safety, immunogenicity and vaccine efficacy data from a Phase 2/3 trial evaluating a third 3-µg dose of the vaccine in children 6 months to under 5 years of age. Following a third dose in this age group, the vaccine was found to elicit a strong immune response, with a favorable safety profile similar to placebo. A formal analysis will be performed when at least 21 cases have accrued from seven days after the third dose, and will be shared once available.
▪In June 2022, Pfizer and BioNTech announced positive data evaluating the safety, tolerability and immunogenicity of two Omicron-adapted COVID-19 vaccine candidates: one monovalent and the other bivalent, a combination of the current COVID-19 vaccine and a vaccine candidate targeting the spike protein of the Omicron BA.1 variant of concern. Data from the Phase 2/3 trial found that a booster dose of both Omicron-adapted vaccine candidates elicited a substantially higher immune response against Omicron BA.1 as compared to the companies’ current COVID-19 vaccine. The robust immune response was seen across two investigational dose levels, 30-µg and 60-µg. One month after administration, a booster dose of the Omicron-adapted monovalent candidates (30-µg and 60-µg) increased neutralizing geometric mean titers (GMT) against Omicron BA.1 13.5 and 19.6-fold above pre-booster dose levels, while a booster dose of the Omicron-adapted bivalent candidates conferred a 9.1 and 10.9-fold increase in neutralizing GMTs against Omicron BA.1. Both Omicron-adapted vaccine candidates were well-tolerated in participants who received one or the other Omicron-adapted vaccine.
▪In July 2022, Pfizer and BioNTech announced the initiation of a randomized, active-controlled, observer-blind, Phase 2 study to evaluate the safety, tolerability, and immune response of an enhanced COVID-19 mRNA-based vaccine candidate at a 30-µg dose level. This next-generation bivalent COVID-19 vaccine candidate, BNT162b5, consists of RNAs encoding enhanced prefusion spike proteins for the SARS-CoV-2 ancestral strain (wild-type) and an Omicron variant. The enhanced spike protein encoded from the mRNAs in BNT162b5 have been modified with the aim of increasing the magnitude and breadth of the immune response that could better protect against COVID-19. This is the first of multiple vaccine candidates with an enhanced design which the companies plan to evaluate as part of a long-term scientific COVID-19 vaccine strategy to potentially generate more robust, longer-lasting and broader immune responses against SARS-CoV-2 infections and associated COVID-19.

▪Regulatory Developments
▪In May 2022, Pfizer and BioNTech announced that the U.S. Food and Drug Administration (FDA) expanded the emergency use authorization (EUA) for Comirnaty to include a booster dose after completion of the primary series of the vaccine in children 5 through 11 years of age. The 10-µg booster dose is given at least five months after the second dose of the two-dose 10-µg primary series.
▪In June 2022, the FDA’s Vaccines and Related Biological Products Advisory Committee (VRBPAC) voted to include a SARS-CoV-2 Omicron component for COVID-19 boosters in the U.S. for the fall of 2022. Following the meeting, an official recommendation stated that the FDA has asked manufacturers, including Pfizer, to develop and begin clinical trials with a modified vaccine containing an Omicron BA.4/BA.5 component.
▪In June 2022, Pfizer and BioNTech announced that the European Medicines Agency (EMA) has initiated a rolling review for a variant-adapted version of the companies’ COVID-19 vaccine. This rolling review is initially based on chemistry, manufacturing, and controls (CMC) data shared with EMA earlier in June. As clinical data become available, including data on immunogenicity against Omicron and its subvariants, it will be added to the rolling submission.
▪In June 2022, Pfizer and BioNTech announced the FDA granted EUA of Comirnaty as a three 3-µg dose series for children 6 months through 4 years of age (also referred to as 6 months to less than 5 years of age). The 3-µg dose was carefully selected as the preferred dose for children under 5 years of age based on safety, tolerability and immunogenicity data.
▪In July 2022, Pfizer and BioNTech announced that the companies have submitted a variation to the EMA requesting to update the Conditional Marketing Authorization (CMA) in the European Union (EU) with data supporting the vaccination of children ages 6 months to less than 5 years of age with the 3-µg dose of Comirnaty as a three-dose series.
▪In July 2022, Pfizer and BioNTech announced the FDA approved the companies’ supplemental Biologics License Application (sBLA) for Comirnaty to include individuals 12 through 15 years of age. The vaccine was previously made available to this age group in the U.S. under EUA, and to date more than 9 million 12- to 15-year-old adolescents in the U.S. have completed a primary series. Pfizer and BioNTech have also filed for regulatory approval of the vaccine for this age group with the EMA and other regulatory authorities around the world.
▪Commercial Developments
▪In May 2022, Pfizer and BioNTech announced an agreement with the European Commission (EC) to amend their originally agreed contractual delivery schedules for Comirnaty. The amendment rephases planned deliveries to help support the EC and Member States' ongoing immunization programs and is aligned to the companies’ commitment to working collaboratively to identify pragmatic solutions to address the evolving pandemic needs. Doses scheduled for delivery in June through August 2022 will now be delivered in September through fourth-quarter 2022. This change of delivery schedule did not impact the companies’ full-year 2022 revenue guidance or the full-year commitment of doses to be delivered to EC Member States in 2022.
▪In June 2022, Pfizer and BioNTech announced a new vaccine supply agreement with the U.S. government to provide an additional 105 million COVID-19 doses (30-µg, 10-µg and 3-µg) that may include adult Omicron-adapted COVID-19 vaccines, subject to authorization from the FDA. The doses are planned to be delivered as soon as late summer 2022 and continue into the fourth quarter of this year. The U.S. government will pay the companies $3.2 billion upon delivery of the first 105 million doses. The U.S. government also has the option to purchase up to 195 million additional doses, bringing the total number of potential doses to 300 million.
▪Ibrance (palbociclib)
▪In May 2022, Pfizer announced the presentation of real-world evidence of 2,888 patients demonstrating an associated benefit for hormone receptor-positive (HR+), human epidermal growth factor receptor 2-negative (HER2-) metastatic breast cancer (mBC) patients treated with Ibrance in combination with an aromatase inhibitor (AI), as compared to AI alone, in the first-line setting. After balancing for baseline demographic and clinical characteristics, palbociclib + AI versus AI alone was associated with a 24% reduction in the risk of death (HR=0.76 [95% CI, 0.65–0.87]) and a 30% reduction in the risk of disease progression (HR=0.70 [95% CI, 0.62–0.78]) in the observational, retrospective real-world analysis. Safety data were not collected as part of this analysis.
▪In June 2022, Pfizer announced overall survival (OS) results from the Phase 3 PALOMA-2 trial, which evaluated Ibrance in combination with letrozole compared to placebo plus letrozole for the first-line treatment of postmenopausal women with estrogen receptor-positive (ER+), HER2- mBC. With a median follow-up of 90 months, patients receiving Ibrance in combination with letrozole had numerically longer OS compared to placebo plus letrozole (median (95% CI) 53.9 months (49.8–60.8) vs median 51.2 months (43.7–58.9)); the results were not statistically significant. The PALOMA-2 trial was designed for a primary endpoint of progression-free survival (PFS), which was met in 2016, with OS as one of the secondary endpoints.
▪Myfembree (relugolix 40 mg, estradiol 1.0 mg and norethindrone acetate 0.5 mg)
▪In May 2022, Myovant Sciences (Myovant) and Pfizer announced the FDA had extended the review period for the supplemental New Drug Application (sNDA) for Myfembree for the management of moderate to severe pain associated with endometriosis. The FDA requires extended time to review additional information it had requested from the companies regarding bone mineral density. The extended Prescription Drug User Fee Act (PDUFA) goal date is August 6, 2022.
▪In June 2022, Myovant and Pfizer announced that the FDA accepted for review a sNDA for Myfembree proposing updates to Myfembree’s U.S. Prescribing Information based on safety and efficacy data from the Phase 3 LIBERTY randomized withdrawal study in premenopausal women with heavy menstrual bleeding associated with uterine fibroids for up to two years. The PDUFA goal date for this sNDA is January 29, 2023.
▪In June 2022, Myovant and Pfizer announced that results of the Phase 3 SPIRIT 1 and SPIRIT 2 studies of investigational once-daily Myfembree in over 1,200 women with moderate to severe pain associated with endometriosis were published in The Lancet. SPIRIT 1 and 2 each met their co-primary endpoints with 75% of women in the relugolix combination therapy group in both studies achieving a clinically meaningful reduction in dysmenorrhea compared with 27% and 30% of women in the placebo groups at Week 24, respectively (both p < 0.0001). For non-menstrual pelvic pain, relugolix combination therapy achieved a clinically meaningful reduction in 59% and 66% of women, compared with 40% and 43% of women in the placebo groups (p < 0.0001). In both studies, relugolix combination therapy was associated with a generally well-tolerated safety profile, including bone mineral density loss of <1% over 24 weeks.
▪Paxlovid (nirmatrelvir [PF-07321332] tablets and ritonavir tablets)(8)
▪Clinical and Research Developments
▪In June 2022, Pfizer announced data from the Phase 2/3 EPIC-SR (Evaluation of Protease Inhibition for COVID-19 in Standard-Risk Patients) study evaluating the use of Paxlovid in patients who are at standard risk for developing severe COVID-19. In the EPIC-SR study, the novel primary endpoint of self-reported, sustained alleviation of all symptoms for four consecutive days was not met, as previously reported. While not all statistically significant, data from standard-risk patients, both vaccinated and unvaccinated, are supportive of efficacy data observed in the EPIC-HR study. Due to a very low rate of hospitalization or death observed in the standard-risk patient population, Pfizer decided to cease enrollment into EPIC-SR and include available data in the New Drug Application (NDA) submission to the FDA to support the use of Paxlovid in appropriate individuals at high risk of progression to severe illness.
▪Regulatory Developments
▪In June 2022, Pfizer announced the submission of an NDA to the FDA for approval of Paxlovid for the treatment of COVID-19 in both vaccinated and unvaccinated individuals who are at high risk for progression to severe illness from COVID-19, consistent with current emergency use authorization. The submission provides the longer-term follow-up data necessary for acceptance and potential approval. According to the U.S. Centers for Disease Control and Prevention’s (CDC) defined risk factors, 50-60% of the U.S. population aged 12 and older is estimated to have one or more risk factors for progressing to severe COVID-19 illness.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
▪Elranatamab (PF-06863135) -- In June 2022, Pfizer announced new data from a planned interim analysis of the Phase 2 MagnetisMM-3 registration-enabling trial of elranatamab, an investigational B-cell maturation antigen (BCMA) CD3-targeted bispecific antibody, in people with relapsed/refractory multiple myeloma whose disease is refractory to at least one agent in each of three major classes of medications approved for the disease. With a median follow up of 3.71 months, initial efficacy results showed that the objective response rate for elranatamab was 60.6%. The trial is still ongoing to the primary endpoint analysis with results expected later this year, which, if positive, would form the basis of potential regulatory filings.
▪Etrasimod (Selective S1P Receptor Modulator) -- In May 2022, Pfizer presented detailed results from two pivotal studies that make up the ELEVATE UC Phase 3 registrational program evaluating etrasimod, a once-daily, oral, selective sphingosine 1-phosphate (S1P) receptor modulator candidate for the treatment of moderately-to-severely active ulcerative colitis (UC). Both Phase 3, multi-center, randomized, placebo-controlled trials achieved all primary and key secondary endpoints, with etrasimod demonstrating a safety profile consistent with previous studies. In the 52-week ELEVATE UC 52 study, clinical remission was 27.0% for patients receiving etrasimod compared to 7.4% for patients receiving placebo at week 12 (19.8% differential, P=˂.001) and was 32.1% compared to 6.7% at week 52 (25.4% differential, P=˂.001). In the 12-week ELEVATE UC 12 study, clinical remission was achieved among 24.8% of patients receiving etrasimod compared to 15.2% of patients receiving placebo (9.7% differential, P=.0264). The data are expected to form the basis for planned future regulatory filings, which will be initiated later this year.
▪Ervogastat (PF-06865571)/Clesacostat (PF-05221304) Combination Therapy -- In May 2022, Pfizer announced the FDA had granted Fast Track designation to its investigational combination therapy of ervogastat (a diacylglycerol O-acyltransferase 2 inhibitor, or DGAT2i) and clesacostat (an acetyl-CoA carboxylase inhibitor, or ACCi) for the treatment of non-alcoholic steatohepatitis (NASH) with liver fibrosis. Pfizer is currently studying the combination in an ongoing Phase 2 clinical trial evaluating the impact of treatment on resolution of NASH or improvement in liver fibrosis, expected to complete in 2024.

▪TTI-622 (Signal-Regulatory Protein α-Fc Fusion Protein) -- In June 2022, Pfizer, MorphoSys U.S. Inc. (MorphoSys) and Incyte announced a clinical trial collaboration and supply agreement to investigate the immunotherapeutic combination of Pfizer’s TTI-622, a novel SIRPα-Fc fusion protein, and Monjuvi(9) (tafasitamab-cxix) plus lenalidomide in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) who are not eligible for autologous stem cell transplantation (ASCT). Under the terms of the agreement, Pfizer will initiate a multicenter, international Phase 1b/2 study of TTI-622 with Monjuvi and lenalidomide for patients with relapsed or refractory DLBCL who are not eligible for ASCT. MorphoSys and Incyte will provide Monjuvi for the study, which will be sponsored and funded by Pfizer and is planned to be conducted in North America, Europe and Asia-Pacific.
Corporate Developments
▪In May 2022, Pfizer and Biohaven announced that the companies have entered into a definitive agreement under which Pfizer will acquire Biohaven and its calcitonin gene-related peptide (CGRP) programs, including rimegepant, zavegepant and a portfolio of five pre-clinical CGRP assets. Under the terms of the agreement, Pfizer will acquire all outstanding common shares of Biohaven not already owned by Pfizer for $148.50 per share in cash. Biohaven common shareholders, including Pfizer, will also receive 0.5 of a share of New Biohaven, a new publicly traded company that will retain Biohaven’s non-CGRP development stage pipeline compounds, per Biohaven common share. Pfizer will pay transaction consideration totaling approximately $11.6 billion in cash. Pfizer will also make payments at closing to settle Biohaven’s third party debt and for the redemption of all outstanding shares of Biohaven’s redeemable preferred stock. New Biohaven will also have the right to receive tiered royalties from Pfizer on any annual net sales of rimegepant and zavegepant in the U.S. in excess of $5.25 billion. The proposed transaction is expected to close by early 2023, subject to the completion of the New Biohaven spin-off transaction and other customary closing conditions. All required antitrust clearances have been received.
▪In May 2022, Pfizer launched ‘An Accord for a Healthier World’, a groundbreaking initiative that seeks to greatly reduce the health inequities that exist between many lower-income countries and the rest of the world. The initiative aims to provide all of Pfizer’s current and future patented, high-quality medicines and vaccines available in the U.S. or the EU on a not-for-profit basis to 1.2 billion people in 45 lower-income countries.
▪In June 2022, Pfizer provided an update on its ownership interest in Haleon plc (Haleon), the newly independent company which holds the joint Consumer Healthcare business of GSK plc (GSK) and Pfizer following the demerger of approximately 80% of GSK’s ownership interest in the business to GSK’s shareholders and the listing of Haleon on the London Stock Exchange, which occurred in July 2022. In addition, Haleon listed American Depositary Shares (ADSs) representing Haleon ordinary shares on the New York Stock Exchange. In keeping with Pfizer’s transformation into a more focused, global leader in science-

based innovative medicines and vaccines, Pfizer intends to exit its 32% ownership interest in Haleon in a disciplined manner, with the objective of maximizing value for Pfizer shareholders.
▪In June 2022, which falls in Pfizer’s international(5) third quarter of 2022, Pfizer completed its acquisition of ReViral, a privately held, clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing novel antiviral therapeutics that target respiratory syncytial virus (RSV). ReViral brings to Pfizer a portfolio of promising therapeutic candidates, including sisunatovir, an orally administered inhibitor designed to block fusion of the RSV virus to the host cell currently in Phase 2 clinical development for both adult and pediatric populations.
▪In June 2022, Valneva SE (Valneva) and Pfizer announced the companies have entered into an equity subscription agreement and have updated the terms of their collaboration and license agreement for Lyme disease vaccine candidate VLA15. As part of the equity subscription agreement, which closed on June 22, 2022, Pfizer invested €90.5 ($95) million in Valneva, representing 8.1% of Valneva’s share capital at a price of €9.49 per share, through a reserved capital increase. Valneva will fund 40% of the remaining shared development costs compared to 30% in the initial agreement. Pfizer will pay Valneva tiered royalties ranging from 14% to 22% of net sales of VLA15, compared to royalties starting at 19% in the initial agreement. In addition, the royalties will be complemented by up to $100 million in milestones payable to Valneva based on cumulative sales. Other development and early commercialization milestones are unchanged, of which $168 million remain, including a $25 million payment to Valneva upon Pfizer’s initiation of the Phase 3 study.
▪In June 2022, Roivant Sciences (Roivant) and Pfizer announced the unveiling of Priovant Therapeutics (Priovant), a clinical-stage biotechnology company dedicated to developing and commercializing novel therapies for autoimmune diseases with the greatest morbidity and mortality. Priovant was established in September 2021 through a transaction between Roivant and Pfizer, in which Pfizer granted an exclusive license to brepocitinib and ropsacitinib to Priovant. Pfizer holds a 25% equity ownership interest in Priovant.
▪In June 2022, Pfizer announced a commitment to further reduce Greenhouse Gas (GHG) emissions and aims to achieve the voluntary Net-Zero Standard by 2040, ten years earlier than the timeline described in the standard. As part of the commitment, Pfizer aims to decrease its GHG emissions by 95% and its value chain emissions by 90% from 2019 levels by 2040 through accelerating the transition away from fossil fuels and engaging suppliers to catalyze equivalent action. Pfizer also signed a pledge by the U.S. Department of Health & Human Services (HHS) that calls on stakeholders in the U.S. healthcare system – including hospitals, health systems, payers, suppliers and pharmaceutical companies – to reduce GHG emissions and build a more climate resilient healthcare infrastructure.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Comirnaty includes direct sales and alliance revenues related to sales of the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, which are recorded within Pfizer’s Vaccines therapeutic area. It does not include revenues for certain Comirnaty-related manufacturing activities performed on behalf of BioNTech, which are included in the Pfizer CentreOne contract development and manufacturing organization. Revenues related to these manufacturing activities totaled $55 million and $101 million for second-quarter and the first six months of 2022, respectively, and $87 million for both second-quarter and the first six months of 2021.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and reported EPS attributable to Pfizer Inc. common shareholders—diluted before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and the first six months of 2022 and 2021. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2). See the Non-GAAP Financial Measure: Adjusted Income sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2022 and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues and acquired IPR&D expenses) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

Financial guidance for full-year 2022 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of July 3, 2022, with the exception of signed transactions through mid-July 2022, which are expected to give rise to acquired in-process R&D (IPR&D) expenses during fiscal 2022.
▪Reflects an anticipated incremental negative impact of $0.11 on Adjusted diluted EPS(3) related to the inclusion of all acquired IPR&D expenses that have been incurred or are expected to be incurred for transactions signed as of mid-July 2022, which would have been excluded from Adjusted(3) results under our previous accounting policy on non-GAAP measures. This excludes any impact from the proposed acquisition of Biohaven, which is expected to close by early 2023.
▪Includes Pfizer’s pro rata share of Haleon plc’s (Haleon) anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag, and assumes no changes to Pfizer’s 32% ownership stake in Haleon in 2022.
▪Includes an estimated benefit of approximately $0.06 on Adjusted diluted EPS(3) resulting from a change in policy for intangible amortization expense in which Pfizer began excluding all amortization of intangibles from Adjusted income(3) compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology. This change went into effect beginning in the first quarter of 2022 and prior period amounts have been revised to conform to the new policy.
▪Reflects an anticipated negative revenue impact of $0.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent protection or that are anticipated to lose patent protection during fiscal-year 2022.
▪Exchange rates assumed are a blend of actual rates in effect through second-quarter 2022 and mid-July 2022 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $5.0 billion on revenues and approximately $0.31 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2021.
▪Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.75 billion shares, which assumes only share repurchases completed to date in 2022.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ended on July 3, 2022 and July 4, 2021, while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ended on May 29, 2022 and May 30, 2021.

(6)The following business development activity, among others, impacted financial results for the current or prior fiscal year:
▪On March 11, 2022, Pfizer announced the completion of its acquisition of Arena Pharmaceuticals, Inc., a clinical-stage company developing innovative potential therapies for the treatment of several immuno-inflammatory diseases, for $100 per share, in cash. The total fair value of the consideration transferred was $6.6 billion ($6.2 billion, net of cash acquired).
▪On December 31, 2021, Pfizer completed the sale of its Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which generated approximately $300 million in annual revenues and which previously had been managed within the Hospital therapeutic area. Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations for all periods presented.
▪On December 24, 2021, Pfizer entered into a multi-year research collaboration with Beam Therapeutics Inc. (Beam) to utilize Beam’s in vivo base editing programs, which use mRNA and lipid nanoparticles, for three targets for rare genetic diseases of the liver, muscle and central nervous system. Under the terms of the agreement, Pfizer paid Beam a $300 million upfront payment. If Pfizer elects to opt in to licenses for all three targets, Beam would be eligible for up to an additional $1.05 billion in development, regulatory and commercial milestone payments for a potential total deal consideration of up to $1.35 billion. Beam is also eligible to receive royalties on global net sales for each licensed program.
▪On November 17, 2021, Pfizer acquired all outstanding shares, warrants, options and deferred shares not already owned by Pfizer of Trillium Therapeutics Inc. (Trillium), a clinical-stage immuno-oncology company developing therapies targeting cancer immune evasion pathways and specific cell targeting approaches, for a price of $18.50 per share in cash, for total consideration of $2.0 billion, net of cash acquired. Pfizer accounted for the transaction as an asset acquisition since the lead asset, TTI-622, represented substantially all of the fair value of the gross assets acquired. As a result, Pfizer recorded a $2.1 billion charge in fourth-quarter 2021, representing the acquired in-process R&D asset.
▪On November 9, 2021, Pfizer and Biohaven Pharmaceutical Holding Company Ltd. (Biohaven) announced a strategic collaboration and license agreement for Pfizer to commercialize rimegepant and zavegepant for the treatment and prevention of migraines outside of the U.S., subject to regulatory approval. Upon the closing of the transaction on January 4, 2022, Pfizer paid Biohaven $500 million, including an upfront payment of $150 million and an equity investment of $350 million. Pfizer recognized $263 million for the upfront payment and premium paid on its equity investment in acquired IPR&D expenses. Biohaven is also eligible to receive up to $740 million in non-U.S. commercialization milestone payments, in addition to tiered double-digit royalties on net sales outside of the U.S. In addition to the milestone payments and royalties above, Pfizer will also reimburse Biohaven for the portion of certain additional milestone payments and royalties due to third parties in accordance with preexisting Biohaven agreements, which are attributed to ex-U.S. sales.
▪On July 22, 2021, Arvinas Inc. (Arvinas) and Pfizer announced a global collaboration to develop and commercialize ARV-471, an investigational oral PROTAC® (PROteolysis TArgeting Chimera) estrogen receptor protein degrader. The estrogen receptor is a well-known disease driver in most breast cancers. Under the terms of the agreement, Pfizer paid Arvinas $650 million upfront and made a $350 million equity investment in Arvinas. Arvinas is also eligible to receive up to $400 million in approval milestones and up to $1 billion in commercial milestones. The companies will equally share worldwide development costs, commercialization expenses and profits.
(7)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and since they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(8)Paxlovid and emergency uses of the Pfizer-BioNTech COVID-19 Vaccine have not been approved or licensed by the FDA. Emergency uses of Comirnaty have been authorized by the FDA, under an Emergency Use Authorization (EUA) to prevent Coronavirus Disease 2019 (COVID-19) in individuals 6 months of age and older. Comirnaty is licensed by the FDA for individuals 12 years of age and older. In addition, Comirnaty is under EUA for individuals 6 months of age and older, a third dose for certain immunocompromised individuals 5 years of age and older, a booster dose for individuals 5 years of age and older, and a second booster dose for individuals 50 years of age and older and for certain immunocompromised individuals 12 years of age and older. Paxlovid has been authorized for emergency use by the FDA under an EUA, for the treatment of mild-to-moderate COVID-19 in adults and pediatric patients (12 years of age and older weighing at least 40 kg [88 lbs]) with positive results of direct SARS-CoV-2 viral testing, and who are at high-risk for progression to severe COVID-19, including hospitalization or death. The emergency uses are only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product under Section 564(b)(1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheets at www.cvdvaccine-us.com and www.covid19oralrx.com.
(9)Monjuvi® is a registered trademark of MorphoSys AG.

Contacts:	Media		Investors
	PfizerMediaRelations@Pfizer.com	212.733.1226	IR@Pfizer.com	212.733.4848

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2022	2021	(Decr.)	2022	2021	(Decr.)
Revenues	$27,742	$18,899	47	$53,402	$33,415	60
Costs and expenses:
Cost of sales(2)	8,648	6,996	24	18,632	11,153	67
Selling, informational and administrative expenses(2)	3,048	2,923	4	5,642	5,700	(1)
Research and development expenses(2), (3)	2,815	2,239	26	5,116	4,233	21
Acquired in-process research and development expenses(3)	1	219	(100)	356	238	50
Amortization of intangible assets	822	917	(10)	1,657	1,776	(7)
Restructuring charges and certain acquisition-related costs(4)	189	(1)	*	381	21	*
Other (income)/deductions––net(5)	772	(1,343)	*	1,122	(2,347)	*
Income from continuing operations before provision/(benefit) for taxes on income	11,447	6,949	65	20,497	12,641	62
Provision/(benefit) for taxes on income(6)	1,570	1,123	40	2,742	1,931	42
Income from continuing operations	9,877	5,825	70	17,756	10,710	66
Discontinued operations––net of tax(1)	34	(236)	*	26	(235)	*
Net income before allocation to noncontrolling interests	9,911	5,589	77	17,781	10,475	70
Less: Net income attributable to noncontrolling interests	6	26	(78)	12	35	(65)
Net income attributable to Pfizer Inc. common shareholders	$9,906	$5,563	78	$17,769	$10,440	70

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.76	$1.04	70	$3.17	$1.91	66
Discontinued operations––net of tax	0.01	(0.04)	*	—	(0.04)	*
Net income attributable to Pfizer Inc. common shareholders	$1.77	$0.99	78	$3.17	$1.87	70

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.73	$1.02	69	$3.09	$1.88	64
Discontinued operations––net of tax	0.01	(0.04)	*	—	(0.04)	*
Net income attributable to Pfizer Inc. common shareholders	$1.73	$0.98	77	$3.10	$1.84	68
Weighted-average shares used to calculate earnings per common share:
Basic	5,593	5,598		5,605	5,591
Diluted	5,712	5,678		5,735	5,670
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three and six months ended July 3, 2022 and July 4, 2021. Subsidiaries operating outside the U.S. are included for the three and six months ended May 29, 2022 and May 30, 2021.
The financial results for the three and six months ended July 3, 2022 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities completed in 2021 and 2022 impacted financial results in the periods presented. Discontinued operations in the periods presented relate to the previously divested Meridian subsidiary and post-closing adjustments for other previously divested businesses. We have made certain reclassification adjustments to conform prior-period amounts to the current presentation for discontinued operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets.
(3)In the first quarter of 2022, we began reporting Acquired in-process research and development expenses as a separate line item in our consolidated statements of income. Acquired in-process research and development expenses includes costs incurred in connection with (a) all upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities and (b) asset acquisitions of acquired in-process research and development. These costs were previously recorded in Research and development expenses. Prior periods have been revised to conform to the current period presentation.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2022	2021	2022	2021
Restructuring charges/(credits)––acquisition-related costs(a)	$30	$—	$46	$(7)
Restructuring charges/(credits)––cost reduction initiatives(b)	117	(4)	145	19
Restructuring charges/(credits)	147	(5)	191	12
Transaction costs(c)	36	—	42	—
Integration costs and other(d)	6	4	148	8
Restructuring charges and certain acquisition-related costs	$189	$(1)	$381	$21
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. Integration costs and other for the second quarter and first six months of 2022 were mainly related to our acquisition of Arena Pharmaceuticals, Inc. in March 2022.
(5)Components of Other (income)/deductions––net include:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2022	2021	2022	2021
Interest income	$(30)	$(13)	$(44)	$(12)
Interest expense	293	316	614	651
Net interest expense	263	303	571	639
Royalty-related income	(217)	(212)	(389)	(388)
Net (gains)/losses on asset disposals	—	(58)	(1)	(98)
Net (gains)/losses recognized during the period on equity securities	541	(800)	1,241	(1,200)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(5)	(21)	(14)	(252)
Net periodic benefit costs/(credits) other than service costs	295	(237)	12	(503)
Certain legal matters, net	19	24	98	74
Consumer Healthcare JV equity method (income)/loss	(149)	(140)	(334)	(202)
Other, net	26	(201)	(62)	(417)
Other (income)/deductions––net	$772	$(1,343)	$1,122	$(2,347)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(6)Our effective tax rates for income from continuing operations were: 13.7% and 13.4% in the three and six months ended July 3, 2022, respectively, and 16.2% and 15.3% in the three and six months ended July 4, 2021, respectively. The decreases in the effective tax rates for the second quarter and first six months of 2022, compared to the second quarter and first six months of 2021, were due to the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a)
before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted (a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Beginning in the first quarter of 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
Beginning in the first quarter of 2022, our reconciliation of certain GAAP reported to non-GAAP adjusted information is updated to reflect the following, and prior period information has been revised to conform to the current period presentation:
Adjusted Income and Adjusted Diluted EPS
Acquired IPR&D—Non-GAAP Adjusted financial measures include expenses for all acquired in-process research and development (IPR&D) costs incurred in connection with upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities, as well as asset acquisitions of acquired IPR&D. Previously, certain of these items were excluded from our non-GAAP adjusted results. Acquired IPR&D expenses that previously would have been excluded from non-GAAP Adjusted income but are now included in both GAAP Reported income and non-GAAP Adjusted income: (i) had no impact in the second quarter of 2022, (ii) were approximately $339 million pre-tax ($276 million, net of tax), or $0.05 per share, in the first six months of 2022 and (iii) were approximately $186 million for both pre-tax and net of tax, or $0.03 per share, in both the second quarter and first six months of 2021.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Amortization of Intangible Assets—We began excluding all amortization of intangibles from non-GAAP Adjusted income, compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology, and presenting it as a separate reconciling line. Previously, the adjustment under the prior methodology was included as part of a reconciling line entitled “Purchase accounting adjustments” that we no longer separately present. The impact of this policy change resulted in a benefit of $0.02 and $0.03 on Adjusted diluted EPS in the second quarter and first six months of 2022, respectively, and $0.03 and $0.04 in the second quarter and first six months of 2021, respectively.
Acquisition-Related Items—Acquisition-related items may now include purchase accounting impacts that previously would have been included as part of a reconciling line entitled “Purchase accounting adjustments” that we no longer separately present, such as: (i) the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, (ii) depreciation related to the increase/decrease in fair value of acquired fixed assets, (iii) amortization related to the increase in fair value of acquired debt and (iv) the fair value changes for contingent consideration.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2022 and 2021 below and the Non-GAAP Financial Measure: Adjusted Income sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2022 for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$8,648	$3,048	$772		$9,906	$1.73
Amortization of intangible assets	—	—	—		822
Acquisition-related items(2)	5	(2)	(13)		82
Discontinued operations(3)	—	—	—		(34)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(22)	(134)	—		272
(Gains)/losses on equity securities	—	—	(539)		539
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(490)		490
Other(5)	(6)	(13)	(107)		130
Income tax provision—non-GAAP items					(551)
Non-GAAP adjusted	$8,625	$2,900	$(377)	(6)	$11,656	$2.04

	Six Months Ended July 3, 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$18,632	$5,642	$1,122		$17,769	$3.10
Amortization of intangible assets	—	—	—		1,657
Acquisition-related items(2)	8	(3)	(39)		269
Discontinued operations(3)	—	—	—		(24)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(42)	(208)	—		394
(Gains)/losses on equity securities	—	—	(1,237)		1,237
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(418)		418
Other(5)	(17)	(35)	(211)		273
Income tax provision—Non-GAAP items					(999)
Non-GAAP adjusted	$18,582	$5,396	$(783)	(6)	$20,993	$3.66

	Second-Quarter 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$6,996	$2,923	$(1,343)		$5,563	$0.98
Amortization of intangible assets	—	(10)	—		928
Acquisition-related items	6	(1)	(37)		34
Discontinued operations(3)	—	—	—		346
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(37)	(96)	—		129
(Gains)/losses on equity securities	—	—	798		(798)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(6)		6
Other	(16)	(39)	13		44
Income tax provision—non-GAAP items					(230)
Non-GAAP adjusted	$6,949	$2,778	$(576)	(6)	$6,023	$1.06
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Six Months Ended July 4, 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$11,153	$5,700	$(2,347)		$10,440	$1.84
Amortization of intangible assets	—	(19)	(1)		1,798
Acquisition-related items	11	(1)	16		(27)
Discontinued operations(3)	—	—	—		337
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(55)	(160)	—		234
(Gains)/losses on equity securities	—	—	1,197		(1,197)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	33		(33)
Other(5)	(34)	(99)	(74)		211
Income tax provision—Non-GAAP items					(390)
Non-GAAP adjusted	$11,076	$5,421	$(1,177)	(6)	$11,375	$2.01

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP reported income from continuing operations were: 13.7% and 13.4% in the three and six months ended July 3, 2022, respectively, and 16.2% and 15.3% in the three and six months ended July 4, 2021, respectively. Our effective tax rates for non-GAAP adjusted income were: 15.4% and 15.1% in the three and six months ended July 3, 2022, respectively, and 17.1% and 16.3% in the three and six months ended July 4, 2021, respectively.
(2)Acquisition-related items in the second quarter and first six months of 2022 primarily represent integration and other costs for the acquisition of Arena Pharmaceuticals, Inc. in March 2022.
(3)Relates to the previously divested Meridian subsidiary and post-closing adjustments for other previously divested businesses.
(4)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(5)For the second quarter of 2022, the total Other (income)/deductions––net adjustment of $107 million primarily includes charges of $55 million mostly representing our equity-method accounting pro rata share of costs of preparing for separation from GlaxoSmithKline plc (GSK) recorded by the GSK Consumer Healthcare JV, and charges of $19 million for certain legal matters. For the first six months of 2022, the total Other (income)/deductions––net adjustment of $211 million primarily includes charges for certain legal matters of $98 million and charges of $61 million mostly representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GSK recorded by the GSK Consumer Healthcare JV. For the first six months of 2021, amounts in Selling, informational and administrative expenses of $99 million primarily include costs for consulting, legal, tax and advisory services associated with a non-recurring internal reorganization of legal entities. For the first six months of 2021, the total Other (income)/deductions––net adjustment of $74 million primarily includes charges of $81 million representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GSK recorded by the GSK Consumer Healthcare JV. The second quarter and first six months of 2022 and 2021 include insignificant reconciling amounts for Research and development expenses.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2022	2021	2022	2021
Interest income	$(30)	$(13)	$(44)	$(12)
Interest expense	295	318	619	655
Net interest expense	265	305	575	643
Royalty-related income	(217)	(212)	(389)	(388)
Net (gains)/losses on asset disposals	—	—	(1)	(39)
Net (gains)/losses recognized during the period on equity securities	2	(2)	4	(4)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(5)	(21)	(14)	(252)
Net periodic benefit costs/(credits) other than service costs	(195)	(243)	(406)	(470)
Certain legal matters, net	—	6	—	46
Consumer Healthcare JV equity method (income)/loss	(205)	(172)	(395)	(283)
Other, net	(22)	(237)	(156)	(430)
Non-GAAP Adjusted Other (income)/deductions––net	$(377)	$(576)	$(783)	$(1,177)
See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
SECOND-QUARTER 2022 and 2021 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2022	2021	% Change		2022	2021	% Change	2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$27,742	$18,899	47%	53%	$11,222	$7,515	49%	$16,519	$11,384	45%	56%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$27,425	$18,463	49%	55%	$11,136	$7,380	51%	$16,289	$11,083	47%	58%
Vaccines	$10,459	$9,234	13%	20%	$2,013	$2,700	(25%)	$8,445	$6,534	29%	38%
Comirnaty direct sales and alliance revenues	8,848	7,838	13%	20%	1,080	2,034	(47%)	7,768	5,804	34%	43%
Prevnar family(d)	1,429	1,241	15%	18%	906	642	41%	523	599	(13%)	(7%)
Nimenrix	65	49	33%	42%	—	—	—	65	49	33%	42%
FSME-IMMUN/TicoVac	68	61	12%	24%	1	—	*	67	61	11%	24%
All other Vaccines	49	46	6%	12%	26	24	8%	22	21	5%	17%
Hospital(b)	$9,714	$1,745	*	*	$5,032	$619	*	$4,682	$1,125	*	*
Paxlovid	8,115	—	*	*	4,455	—	*	3,660	—	*	*
Sulperazon	210	141	48%	48%	—	—	—	210	141	48%	48%
Ig Portfolio(e)	125	107	17%	17%	125	107	17%	—	—	—	—
Zavicefta	100	104	(4%)	—	—	—	—	100	104	(4%)	—
Zithromax	54	43	28%	34%	—	—	(28%)	54	42	28%	35%
Medrol	79	112	(30%)	(27%)	29	47	(38%)	50	66	(24%)	(19%)
Fragmin	72	77	(6%)	—	1	2	(19%)	71	76	(6%)	1%
Vfend	54	72	(25%)	(21%)	1	2	(33%)	53	70	(25%)	(21%)
All other Anti-infectives	367	474	(22%)	(19%)	120	126	(5%)	248	348	(29%)	(24%)
All other Hospital	537	613	(12%)	(11%)	301	336	(11%)	237	278	(15%)	(11%)
Oncology	$3,088	$3,145	(2%)	1%	$2,004	$1,959	2%	$1,084	$1,186	(9%)	(1%)
Ibrance	1,320	1,404	(6%)	(3%)	868	862	1%	452	542	(17%)	(8%)
Xtandi alliance revenues	290	303	(4%)	(4%)	290	303	(4%)	—	—	—	—
Inlyta	274	257	6%	11%	162	155	5%	112	102	9%	20%
Zirabev(f)	138	129	7%	11%	98	72	35%	40	57	(29%)	(21%)
Bosulif	156	136	15%	20%	102	88	16%	55	48	14%	28%
Xalkori	118	120	(2%)	2%	25	25	1%	93	95	(3%)	2%
Ruxience(f)	113	120	(6%)	(5%)	101	113	(10%)	12	7	55%	68%
Retacrit(f)	106	103	3%	5%	86	78	11%	20	25	(21%)	(12%)
Sutent	97	194	(50%)	(47%)	7	48	(85%)	90	146	(39%)	(35%)
Lorbrena	77	66	16%	22%	41	36	15%	35	31	16%	29%
Bavencio alliance revenues	58	37	59%	71%	21	21	(2%)	37	15	*	*
Aromasin	59	51	16%	18%	1	1	12%	59	51	16%	19%
Besponsa	58	45	30%	36%	36	27	32%	23	18	28%	42%
Braftovi	51	42	20%	20%	50	42	21%	—	—	—	—
Trazimera(f)	46	41	10%	14%	23	22	6%	23	20	15%	23%
Mektovi	44	36	22%	22%	44	36	23%	—	—	—	—
All other Oncology	82	60	36%	40%	48	32	50%	34	28	21%	28%
Internal Medicine	$2,405	$2,403	—	5%	$1,321	$1,253	5%	$1,084	$1,150	(6%)	4%
Eliquis alliance revenues and direct sales	1,745	1,481	18%	23%	1,064	831	28%	681	650	5%	16%
Premarin family	115	128	(10%)	(10%)	106	118	(10%)	9	10	(16%)	(11%)
BMP2	75	66	14%	14%	75	66	14%	—	—	—	—
Toviaz	45	62	(27%)	(20%)	10	19	(47%)	35	43	(18%)	(8%)
Chantix/Champix	1	184	(99%)	(99%)	1	137	(100%)	1	47	(98%)	(98%)
All other Internal Medicine	424	482	(12%)	(6%)	65	82	(21%)	359	400	(10%)	(3%)
Rare Disease	$909	$895	2%	7%	$424	$365	16%	$485	$530	(9%)	1%
Vyndaqel/Vyndamax	552	501	10%	16%	296	225	32%	256	276	(7%)	3%
BeneFIX	113	112	1%	6%	66	61	8%	47	51	(7%)	4%
Genotropin	91	109	(16%)	(8%)	15	33	(53%)	76	77	(1%)	10%
Somavert	64	68	(6%)	—	24	23	4%	40	45	(11%)	(1%)
Refacto AF/Xyntha	64	77	(17%)	(11%)	16	18	(10%)	47	58	(19%)	(11%)
All other Rare Disease	25	29	(13%)	(9%)	6	5	19%	19	24	(20%)	(15%)
Inflammation & Immunology (I&I)	$850	$1,041	(18%)	(14%)	$342	$484	(29%)	$508	$558	(9%)	(1%)
Xeljanz	430	586	(27%)	(24%)	254	390	(35%)	176	195	(10%)	(2%)
Enbrel (Outside the U.S. and Canada)	257	286	(10%)	(1%)	—	—	—	257	286	(10%)	(1%)
Inflectra(f)	137	136	1%	4%	78	67	17%	59	69	(14%)	(9%)
All other I&I	25	33	(26%)	(23%)	9	26	(65%)	16	7	*	*
PFIZER CENTREONE(c)	$317	$437	(27%)	(25%)	$86	$136	(36%)	$230	$301	(23%)	(20%)
Total Alliance revenues	$2,317	$1,880	23%	26%	$1,392	$1,161	20%	$924	$719	29%	36%
Total Biosimilars(f)	$580	$559	4%	7%	$401	$363	10%	$179	$195	(8%)	(1%)
Total Sterile Injectable Pharmaceuticals(g)	$1,286	$1,381	(7%)	(5%)	$567	$608	(7%)	$719	$773	(7%)	(3%)
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2022 and 2021 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2022	2021	% Change		2022	2021	% Change		2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$5,480	$4,577	20%	31%	$5,034	$2,997	68%	86%	$6,006	$3,810	58%	63%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA) (c)	$5,309	$4,380	21%	33%	$5,011	$2,970	69%	86%	$5,969	$3,733	60%	66%
Vaccines	$2,667	$2,541	5%	14%	$2,452	$2,010	22%	35%	$3,327	$1,983	68%	72%
Comirnaty direct sales and alliance revenues	2,465	2,330	6%	15%	2,355	1,903	24%	37%	2,947	1,571	88%	92%
Prevnar family(d)	111	121	(8%)	1%	90	99	(9%)	—	322	379	(15%)	(12%)
Nimenrix	23	31	(26%)	(18%)	5	6	(27%)	(23%)	37	11	*	*
FSME-IMMUN/TicoVac	48	43	11%	23%	—	—	—	—	20	17	12%	23%
All other Vaccines	20	16	27%	43%	1	1	(34%)	(32%)	1	4	(71%)	(67%)
Hospital	$1,196	$221	*	*	$1,887	$175	*	*	$1,598	$729	*	*
Paxlovid	1,001	—	*	*	1,729	—	*	*	930	—	*	*
Sulperazon	—	—	—	—	1	2	(43%)	(35%)	209	140	49%	49%
Ig Portfolio(e)	—	—	—	—	—	—	—	—	—	—	—	—
Zavicefta	24	33	(30%)	(22%)	—	—	—	—	76	70	8%	11%
Zithromax	15	11	43%	57%	5	5	(8%)	3%	34	26	29%	31%
Medrol	15	15	(4%)	6%	8	12	(27%)	(21%)	27	39	(30%)	(28%)
Fragmin	37	39	(5%)	4%	14	15	(7%)	(4%)	20	21	(7%)	(1%)
Vfend	3	6	(49%)	(43%)	10	10	(4%)	8%	40	54	(26%)	(24%)
All other Anti-infectives	64	75	(14%)	(5%)	25	29	(14%)	(5%)	158	244	(35%)	(32%)
All other Hospital	37	41	(11%)	(2%)	95	101	(7%)	(1%)	105	135	(22%)	(20%)
Oncology	$466	$570	(18%)	(10%)	$229	$234	(2%)	9%	$389	$382	2%	8%
Ibrance	226	292	(22%)	(14%)	111	120	(8%)	2%	115	130	(11%)	(4%)
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	54	44	23%	36%	19	23	(15%)	(6%)	38	35	9%	16%
Zirabev(f)	28	47	(40%)	(34%)	9	8	16%	27%	3	2	51%	88%
Bosulif	28	23	19%	33%	18	16	11%	26%	9	9	5%	17%
Xalkori	21	24	(10%)	—	10	12	(20%)	(11%)	62	60	3%	6%
Ruxience(f)	5	3	62%	80%	5	4	43%	51%	1	—	*	*
Retacrit(f)	20	25	(21%)	(12%)	—	—	—	—	—	—	—	—
Sutent	16	50	(67%)	(64%)	14	19	(27%)	(20%)	59	77	(23%)	(19%)
Lorbrena	16	13	24%	37%	10	11	(9%)	3%	9	7	40%	56%
Bavencio alliance revenues	15	9	71%	89%	17	5	*	*	6	1	*	*
Aromasin	6	7	(10%)	(1%)	1	2	(39%)	(31%)	51	41	24%	25%
Besponsa	10	7	43%	57%	7	8	(6%)	6%	6	3	72%	95%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Trazimera(f)	10	11	(8%)	1%	2	2	1%	9%	11	7	54%	60%
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	10	17	(38%)	(31%)	5	4	56%	63%	18	8	*	*
Internal Medicine	$516	$529	(3%)	7%	$187	$216	(14%)	(5%)	$382	$404	(5%)	4%
Eliquis alliance revenues and direct sales	377	353	7%	19%	106	102	4%	14%	197	195	1%	14%
Premarin family	—	—	—	—	5	5	(12%)	(7%)	4	5	(21%)	(18%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	14	18	(21%)	(13%)	20	23	(16%)	(7%)	2	2	(13%)	18%
Chantix/Champix	1	22	(96%)	(96%)	—	14	*	*	—	10	(99%)	(99%)
All other Internal Medicine	123	137	(10%)	(2%)	56	71	(21%)	(14%)	179	192	(7%)	—
Rare Disease	$278	$261	7%	18%	$104	$181	(42%)	(36%)	$103	$88	16%	28%
Vyndaqel/Vyndamax	186	145	28%	42%	54	123	(56%)	(51%)	16	7	*	*
BeneFIX	14	19	(24%)	(16%)	13	14	(5%)	5%	20	18	8%	23%
Genotropin	26	30	(12%)	(3%)	23	26	(14%)	(3%)	27	21	31%	47%
Somavert	30	34	(10%)	(1%)	5	6	(19%)	(14%)	5	5	(3%)	10%
Refacto AF/Xyntha	21	30	(31%)	(23%)	4	6	(27%)	(22%)	22	23	(2%)	9%
All other Rare Disease	—	3	(95%)	(95%)	5	5	(4%)	(1%)	14	15	(8%)	(2%)
Inflammation & Immunology (I&I)	$186	$257	(28%)	(20%)	$152	$155	(2%)	8%	$170	$146	16%	25%
Xeljanz	58	79	(27%)	(19%)	63	72	(12%)	(4%)	55	45	24%	32%
Enbrel (Outside the U.S. and Canada)	103	134	(23%)	(15%)	54	57	(5%)	8%	100	95	5%	13%
Inflectra(f)	29	49	(40%)	(35%)	27	18	52%	56%	3	2	20%	33%
All other I&I	(4)	(5)	(13%)	(3%)	8	9	(4%)	7%	12	3	*	*
PFIZER CENTREONE(c)	$171	$197	(13%)	(9%)	$23	$26	(14%)	(5%)	$37	$77	(52%)	(53%)
Total Alliance revenues	$738	$579	28%	35%	$128	$113	13%	25%	$58	$27	*	*
Total Biosimilars(f)	$104	$145	(28%)	(21%)	$47	$33	40%	47%	$28	$16	70%	83%
Total Sterile Injectable Pharmaceuticals(g)	$121	$143	(16%)	(7%)	$104	$116	(10%)	(5%)	$495	$515	(4%)	(2%)

PFIZER INC. - REVENUES
SIX MONTHS 2022 and 2021 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2022	2021	% Change		2022	2021	% Change	2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$53,402	$33,415	60%	66%	$20,140	$15,046	34%	$33,262	$18,369	81%	92%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$52,748	$32,588	62%	68%	$19,952	$14,757	35%	$32,795	$17,830	84%	95%
Vaccines	$25,399	$14,127	80%	87%	$5,358	$5,395	(1%)	$20,042	$8,733	*	*
Comirnaty direct sales and alliance revenues	22,075	11,300	95%	*	3,395	4,072	(17%)	18,681	7,228	*	*
Prevnar family(d)	2,994	2,524	19%	21%	1,920	1,280	50%	1,074	1,244	(14%)	(10%)
Nimenrix	142	95	50%	58%	—	—	—	142	95	50%	58%
FSME-IMMUN/TicoVac	110	114	(3%)	6%	1	—	*	110	114	(4%)	5%
All other Vaccines	78	94	(18%)	(14%)	42	43	(1%)	35	51	(31%)	(24%)
Hospital(b)	$12,905	$3,630	*	*	$6,636	$1,306	*	$6,269	$2,324	*	*
Paxlovid	9,585	—	*	*	5,470	—	*	4,115	—	*	*
Sulperazon	420	334	26%	25%	—	—	—	420	334	26%	25%
Ig Portfolio(e)	232	212	9%	9%	232	212	9%	—	—	—	—
Zavicefta	204	198	3%	8%	—	—	—	204	198	3%	8%
Zithromax	180	132	36%	39%	1	—	*	179	132	36%	38%
Medrol	155	211	(26%)	(24%)	55	91	(39%)	100	120	(16%)	(12%)
Fragmin	142	149	(5%)	1%	2	3	(23%)	140	146	(4%)	1%
Vfend	119	153	(22%)	(19%)	2	2	(12%)	117	150	(22%)	(19%)
All other Anti-infectives	749	929	(19%)	(16%)	227	243	(6%)	521	686	(24%)	(20%)
All other Hospital	1,120	1,314	(15%)	(13%)	646	755	(14%)	474	559	(15%)	(12%)
Oncology	$6,055	$6,007	1%	3%	$3,850	$3,726	3%	$2,204	$2,281	(3%)	4%
Ibrance	2,557	2,657	(4%)	(1%)	1,621	1,656	(2%)	936	1,002	(7%)	1%
Xtandi alliance revenues	558	570	(2%)	(2%)	558	570	(2%)	—	—	—	—
Inlyta	508	486	4%	8%	302	296	2%	206	190	8%	17%
Zirabev(f)	286	215	33%	37%	204	105	95%	81	110	(26%)	(18%)
Bosulif	284	259	10%	14%	184	168	9%	100	91	11%	22%
Xalkori	244	255	(4%)	(1%)	49	53	(6%)	195	202	(3%)	—
Ruxience(f)	237	218	8%	9%	214	202	6%	22	17	35%	44%
Retacrit(f)	221	212	4%	6%	181	162	12%	40	49	(20%)	(12%)
Sutent	211	394	(46%)	(43%)	18	99	(82%)	194	295	(34%)	(30%)
Lorbrena	149	126	18%	23%	80	67	20%	68	59	16%	28%
Bavencio alliance revenues	125	68	84%	95%	45	37	20%	80	31	*	*
Aromasin	121	103	18%	19%	1	2	(11%)	120	101	18%	19%
Besponsa	109	95	15%	20%	64	60	8%	45	35	27%	39%
Braftovi	98	89	11%	11%	98	88	10%	1	—	32%	34%
Trazimera(f)	98	87	13%	16%	54	39	40%	44	48	(9%)	(3%)
Mektovi	84	71	19%	19%	84	71	19%	—	—	—	—
All other Oncology	163	102	61%	64%	91	51	78%	72	50	43%	50%
Internal Medicine	$4,846	$4,997	(3%)	1%	$2,655	$2,701	(2%)	$2,191	$2,296	(5%)	3%
Eliquis alliance revenues and direct sales	3,537	3,124	13%	17%	2,144	1,812	18%	1,394	1,312	6%	15%
Premarin family	217	271	(20%)	(20%)	200	251	(20%)	17	21	(18%)	(15%)
BMP2	142	115	24%	24%	142	115	24%	—	—	—	—
Toviaz	99	119	(16%)	(10%)	26	32	(21%)	74	86	(15%)	(6%)
Chantix/Champix	4	401	(99%)	(99%)	4	304	(99%)	—	98	*	*
All other Internal Medicine	846	966	(12%)	(7%)	140	188	(26%)	706	778	(9%)	(3%)
Rare Disease	$1,872	$1,720	9%	15%	$809	$685	18%	$1,063	$1,035	3%	12%
Vyndaqel/Vyndamax	1,164	953	22%	28%	561	430	30%	603	523	15%	26%
BeneFIX	225	225	—	5%	128	121	6%	98	104	(6%)	3%
Genotropin	171	189	(10%)	(1%)	22	37	(39%)	148	152	(2%)	8%
Somavert	132	133	(1%)	5%	52	45	15%	80	88	(9%)	(1%)
Refacto AF/Xyntha	129	165	(22%)	(17%)	35	39	(12%)	95	126	(25%)	(18%)
All other Rare Disease	50	55	(8%)	(3%)	11	12	(10%)	39	42	(7%)	—
Inflammation & Immunology (I&I)	$1,671	$2,107	(21%)	(17%)	$644	$946	(32%)	$1,026	$1,161	(12%)	(5%)
Xeljanz	802	1,124	(29%)	(26%)	457	722	(37%)	345	402	(14%)	(8%)
Enbrel (Outside the U.S. and Canada)	537	605	(11%)	(3%)	—	—	—	537	605	(11%)	(3%)
Inflectra(f)	272	313	(13%)	(11%)	157	171	(8%)	115	141	(19%)	(14%)
All other I&I	60	65	(8%)	(5%)	30	52	(42%)	29	13	*	*
PFIZER CENTREONE(c)	$655	$827	(21%)	(18%)	$188	$288	(35%)	$467	$539	(13%)	(10%)
Total Alliance revenues	$4,631	$3,650	27%	29%	$2,779	$2,426	15%	$1,852	$1,223	51%	59%
Total Biosimilars(f)	$1,185	$1,089	9%	11%	$837	$691	21%	$348	$398	(13%)	(6%)
Total Sterile Injectable Pharmaceuticals(g)	$2,617	$2,863	(9%)	(7%)	$1,149	$1,290	(11%)	$1,468	$1,573	(7%)	(4%)

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2022 and 2021 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2022	2021	% Change		2022	2021	% Change		2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$11,569	$7,615	52%	63%	$8,320	$4,120	102%	120%	$13,373	$6,634	102%	108%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA) (c)	$11,214	$7,270	54%	66%	$8,278	$4,065	104%	122%	$13,304	$6,496	105%	112%
Vaccines	$6,680	$3,668	82%	95%	$4,613	$2,186	*	*	$8,748	$2,879	*	*
Comirnaty direct sales and alliance revenues	6,273	3,171	98%	*	4,422	1,973	*	*	7,985	2,085	*	*
Prevnar family(d)	243	298	(19%)	(12%)	179	200	(10%)	(3%)	652	746	(13%)	(10%)
Nimenrix	47	64	(27%)	(20%)	10	11	(7%)	(2%)	84	19	*	*
FSME-IMMUN/TicoVac	85	91	(6%)	3%	—	—	—	—	25	23	6%	15%
All other Vaccines	32	44	(27%)	(19%)	1	2	(37%)	(36%)	2	5	(62%)	(57%)
Hospital	$1,611	$430	*	*	$2,223	$335	*	*	$2,436	$1,559	56%	60%
Paxlovid	1,217	—	*	*	1,912	—	*	*	986	—	*	*
Sulperazon	—	—	—	—	2	3	(36%)	(28%)	418	330	26%	25%
Ig Portfolio(e)	—	—	—	—	—	—	—	—	—	—	—	—
Zavicefta	51	64	(19%)	(12%)	1	1	(7%)	—	152	134	14%	18%
Zithromax	25	20	21%	32%	10	10	(6%)	4%	144	101	43%	42%
Medrol	29	29	(1%)	7%	18	22	(18%)	(12%)	53	69	(22%)	(20%)
Fragmin	74	75	(2%)	5%	26	28	(5%)	(3%)	40	43	(8%)	(3%)
Vfend	7	12	(38%)	(33%)	21	24	(11%)	(1%)	89	115	(22%)	(22%)
All other Anti-infectives	137	146	(7%)	1%	52	59	(12%)	(4%)	333	481	(31%)	(28%)
All other Hospital	71	82	(14%)	(7%)	181	189	(4%)	1%	222	287	(23%)	(21%)
Oncology	$948	$1,076	(12%)	(4%)	$457	$449	2%	11%	$799	$757	6%	11%
Ibrance	464	536	(13%)	(6%)	216	223	(3%)	6%	256	244	5%	13%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	90	81	11%	21%	39	45	(15%)	(6%)	77	63	22%	28%
Zirabev(f)	56	88	(36%)	(31%)	19	18	8%	18%	6	5	28%	71%
Bosulif	51	44	15%	25%	34	31	11%	23%	15	15	(1%)	10%
Xalkori	43	49	(13%)	(5%)	20	24	(17%)	(9%)	132	129	3%	4%
Ruxience(f)	9	6	47%	61%	11	9	32%	38%	2	2	1%	11%
Retacrit(f)	39	49	(20%)	(12%)	—	—	—	—	1	1	(24%)	(17%)
Sutent	48	102	(53%)	(50%)	28	39	(28%)	(22%)	118	153	(23%)	(19%)
Lorbrena	32	25	28%	39%	19	20	(6%)	5%	17	13	29%	43%
Bavencio alliance revenues	35	18	97%	*	34	10	*	*	11	3	*	*
Aromasin	12	14	(12%)	(4%)	3	4	(30%)	(23%)	104	83	26%	26%
Besponsa	19	14	29%	41%	16	14	11%	23%	10	7	54%	73%
Braftovi	—	—	—	—	1	—	*	*	—	—	—	—
Trazimera(f)	19	22	(14%)	(7%)	4	4	2%	8%	21	22	(5%)	(1%)
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	31	27	16%	25%	12	7	66%	72%	29	17	76%	81%
Internal Medicine	$1,023	$1,062	(4%)	4%	$384	$434	(12%)	(4%)	$784	$800	(2%)	6%
Eliquis alliance revenues and direct sales	753	708	6%	15%	219	204	7%	16%	422	400	5%	15%
Premarin family	1	1	(3%)	1%	10	11	(9%)	(4%)	7	10	(30%)	(27%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	30	35	(15%)	(9%)	40	46	(13%)	(5%)	4	5	(23%)	3%
Chantix/Champix	—	46	(100%)	(99%)	(1)	31	*	*	—	22	(99%)	(99%)
All other Internal Medicine	239	272	(12%)	(5%)	115	142	(19%)	(12%)	352	364	(3%)	3%
Rare Disease	$563	$506	11%	21%	$299	$345	(13%)	(5%)	$202	$184	9%	20%
Vyndaqel/Vyndamax	376	277	36%	48%	197	230	(14%)	(6%)	31	16	92%	99%
BeneFIX	29	36	(19%)	(12%)	27	29	(6%)	3%	41	39	6%	18%
Genotropin	53	59	(10%)	(2%)	47	53	(12%)	(3%)	49	40	22%	38%
Somavert	62	68	(9%)	(1%)	9	11	(14%)	(10%)	9	9	(3%)	9%
Refacto AF/Xyntha	43	62	(31%)	(25%)	9	12	(27%)	(23%)	44	52	(16%)	(8%)
All other Rare Disease	1	4	(76%)	(77%)	10	10	(4%)	(1%)	28	28	1%	10%
Inflammation & Immunology (I&I)	$389	$529	(27%)	(20%)	$303	$315	(4%)	4%	$335	$317	6%	13%
Xeljanz	119	160	(26%)	(20%)	124	139	(11%)	(4%)	103	103	—	6%
Enbrel (Outside the U.S. and Canada)	216	278	(23%)	(16%)	114	124	(8%)	2%	207	203	2%	10%
Inflectra(f)	61	102	(40%)	(36%)	48	34	41%	44%	5	5	10%	23%
All other I&I	(7)	(11)	(39%)	(33%)	17	18	(8%)	2%	19	6	*	*
PFIZER CENTREONE(c)	$356	$346	3%	8%	$42	$55	(24%)	(17%)	$69	$139	(50%)	(50%)
Total Alliance revenues	$1,509	$969	56%	62%	$263	$226	17%	27%	$79	$28	*	*
Total Biosimilars(f)	$209	$289	(28%)	(22%)	$88	$68	30%	35%	$50	$41	23%	36%
Total Sterile Injectable Pharmaceuticals(g)	$246	$278	(11%)	(4%)	$204	$219	(6%)	(1%)	$1,018	$1,077	(5%)	(4%)

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)
On December 31, 2021, we completed the sale of our Meridian subsidiary. Prior to its sale, Meridian was managed as part of the Hospital therapeutic area. Beginning in the fourth quarter of 2021, the financial results of Meridian were reflected as discontinued operations. Prior-period financial information has been restated, as appropriate.

(c)
At the beginning of our fiscal fourth quarter of 2021, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of two operating segments, each led by a single manager: Pfizer Biopharmaceuticals Group (Biopharma), our innovative science-based biopharmaceutical business, and Pfizer CentreOne (PC1). PC1, which previously had been managed within the Hospital therapeutic area, includes revenues from our contract manufacturing, including certain Comirnaty-related manufacturing activities performed on behalf of BioNTech ($55 million and $101 million for the second quarter and the first six months of 2022, respectively, and $87 million for both the second quarter and the first six months of 2021), and revenues from our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships, including but not limited to, transitional manufacturing and supply agreements with Viatris following the spin-off of the Upjohn Business. We have revised prior-period information to conform to the current management structure.

(d)	Prevnar family include revenues from Prevnar 13/Prevenar 13 (pediatric and adult) and Prevnar 20/Apexxnar (adult).
(e)	Immunoglobulin (Ig) portfolio includes the revenues from Panzyga, Octagam and Cutaquig.
(f)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Zirabev, Inflectra, Ruxience, Retacrit and Trazimera.
(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital therapeutic area, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, South Korea, Australia, Canada and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Central Europe, Eastern Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of July 28, 2022. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; reorganizations; business plans, strategy and prospects; our Environmental, Social and Governance (ESG) priorities and goals; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, clinical trial results and other developing data, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech COVID-19 vaccine (Comirnaty) and our oral COVID-19 treatment (Paxlovid); and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of R&D activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; the impact of recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or actions by regulatory authorities based on analysis of ORAL Surveillance or other data, including on other Janus kinase (JAK) inhibitors in our portfolio;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic), including the impact of vaccine mandates where applicable, on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, research and development and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine to help prevent COVID-19 and an oral COVID-19 treatment, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical and clinical data (including Phase 1/2/3 or Phase 4 data for Comirnaty, any monovalent, bivalent or variant-adapted vaccine candidates or any other vaccine candidate in the BNT162 program or Paxlovid or any other future COVID-19 treatment) in any of our studies in pediatrics, adolescents or adults or real world evidence, including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data or further information regarding the quality of pre-clinical, clinical or safety data, including by audit or inspection; the ability to produce comparable clinical or other results for Comirnaty, any monovalent, bivalent or variant-adapted vaccine candidates or other vaccines that may result from the BNT162 program, Paxlovid or any other future COVID-19 treatment or any other COVID-19 program, including the rate of effectiveness and/or efficacy, safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial for Comirnaty or Paxlovid and additional studies, in real-world data studies or in larger, more diverse populations following commercialization; the ability of Comirnaty, any monovalent, bivalent or variant-adapted vaccine candidates or any future vaccine to prevent, or Paxlovid or any other future COVID-19 treatment to be effective against, COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine or Paxlovid will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program, Paxlovid or other programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future pre-clinical and clinical studies; whether and when submissions to request emergency use or conditional marketing authorizations for Comirnaty or any potential future vaccines in additional populations, for a booster dose for Comirnaty, any monovalent, bivalent or variant-adapted vaccine candidates or any potential future vaccines (including potential future annual boosters or re-vaccinations), and/or biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for Comirnaty, any monovalent, bivalent or variant-adapted vaccine candidates or any other potential vaccines, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when submissions to request emergency use or conditional marketing authorizations for Paxlovid or any other future COVID-19 treatment and/or any drug applications for any indication for Paxlovid or any other future COVID-19 treatment may be filed in particular jurisdictions, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any application that may be pending or filed for Comirnaty, any monovalent, bivalent or variant-adapted vaccine candidates or other vaccines that may result from the BNT162 program, Paxlovid or any other future COVID-19 treatment or any other COVID-19 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s or drug’s benefits outweigh its known risks and determination of the vaccine’s or drug’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine or drug, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist which may lead to reduced revenues or excess inventory; the possibility that COVID-19 will diminish in severity or prevalence, or disappear entirely; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s formulation, dosing schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or potential future annual boosters or re-vaccinations or new variant-based or next-generation vaccines; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program, Paxlovid or any other COVID-19 program; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any treatment for COVID-19, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine or treatment courses of Paxlovid within the projected time periods; risks related to our ability to achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; whether and when additional supply or purchase agreements will be reached; uncertainties regarding the ability to obtain recommendations from vaccine or treatment advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public confidence or awareness of our COVID-19 vaccine or Paxlovid, including challenges driven by misinformation, access, concerns about clinical data integrity and prescriber and pharmacy education; trade restrictions; potential third-party royalties or other claims related to our COVID-19 vaccine or Paxlovid; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines or vaccines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation, and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, including our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as the impact of political unrest or civil unrest or military action, including the ongoing conflict between Russia and Ukraine and the continued economic consequences, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;
•governmental laws and regulations affecting our operations, including, without limitation, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., including, among others, potential adoption of global minimum taxation requirements and potential changes to existing tax law by the current U.S. Presidential administration and Congress;

Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, extortion or integrity compromise resulting from a cyber-attack or other malfeasance by third parties, including, but not limited to, nation states, employees, business partners or others;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, such as against claims of invalidity that could result in loss of exclusivity, including challenges faced by our collaboration or licensing partners to the validity of their patent rights, unasserted intellectual property claims and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce or being restricted from enforcing intellectual property related to our products, including our vaccine to help prevent COVID-19 and our oral COVID-19 treatment.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our subsequent report on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.